Exhibit 4.1

The following is a description of the common stock, $0.01 par value per share (the “Common Stock”), of YRC Worldwide Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following summary description of the Common Stock is not complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, our Amended and Restated Bylaws, as amended, and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

General

Our certificate of incorporation authorizes us to issue 33,333,333 shares of Common Stock.

Dividends

Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation

In the event of liquidation, holders of shares of Common Stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other

The holders of shares of Common Stock have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Voting Rights

Our Common Stock is entitled to one vote per share.

Except as otherwise required by law, the certificate of incorporation, or any preferred stock designation, holders of Common Stock are not entitled to vote on any amendment to the certificate of incorporation or any preferred stock designation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon pursuant to the certificate of incorporation, any preferred stock designation, or the DGCL.

Delaware Anti-Takeover Law; No Super-Majority Approval

We are not subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless certain conditions are satisfied.

The certificate of incorporation does not require “super-majority” approval of any business combination transactions.

Board Size; Director Election and Removal

Our certificate of incorporation provides that the board shall initially consist of nine persons until the precise number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the whole board (the total number of directors the Company would have if there were no vacancies). Other than the directors appointed by the International Brotherhood of Teamsters (the “IBT”) as the holder of the one share of the Company’s Series A Voting Preferred Stock, board members are elected annually at the annual meeting of stockholders and serve one-year terms to expire at the following annual meeting of stockholders. Newly created directorships resulting from any increase in the authorized number of directors or vacancies on the Board are filled by a majority vote of the directors then in office, and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders.

Members of the board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power. However, vacancies on the board resulting from the removal of a director appointed by the IBT may be filled solely by the IBT as the holder of the one share of the Company’s Series A Voting Preferred Stock.

Stockholder Meetings; Written Consent

Stockholders are entitled to take action by written consent if the consent is signed by holders of not less than the minimum voting power that would be necessary to authorize or take the action at a stockholder meeting and if the board of directors approves in advance the taking of such action. Special meetings of the stockholders may be called by the secretary of the Company upon the written request of at least 25% of the voting power if certain notice requirements are met.

Amendment of Bylaws

The bylaws of the Company may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the voting power or by the affirmative vote of a majority of the whole board of directors.

Director Indemnification

The Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.